                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                 -----------------

                                      FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934

                         COMMISSION FILE NUMBER 333-3200-01

Bank of America National Trust
and Savings Association                                    Bank of America, FSB
--------------------------------------------------------------------------------
          (Exact name of registrants as specified in its charter)

555 CALIFORNIA STREET                                  555 CALIFORNIA STREET
SAN FRANCISCO, CA  94104                               SAN FRANCISCO, CA 94104
(415) 622-3530                                         (415) 622-2220
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                5.910% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-1
                6.015% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-2
                6.060 BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-3
                6.195% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-4
                6265% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-5
                6.340% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-6
                6.580% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-7
                6.725% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-8
                7.015% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS A-9
                6.800% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS M
                6.940% BANKAMERICA  MANUFACTURED HOUSING CONTRACT II
       SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1997-1, CLASS B-1
--------------------------------------------------------------------------------
              (Title of each class of securities covered by this Form)

                                        None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [   ]     Rule 12g-4(a)(2)(ii)     [   ]     Rule 12h-3(b)(2)(i)      [   ]
     Rule 12g-4(a)(1)(ii)     [   ]     Rule 12h-3(b)(1)(i)      [ x ]     Rule 12h-3(b)(2)(ii)     [   ]
     Rule 12g-4(a)(2)(i)      [   ]     Rule 12h-3(b)(1)(ii)     [   ]     Rule 15d-6               [   ]


Approximate number of holders of record as of the certification or notice date:
As of December 31, 1997 the Class A Certificates were held of record by 60 Depository Trust Company Participants.

Pursuant to the requirements of the Securities and Exchange Act of 1933, Bank of America National Trust and Savings Association and Bank of America, FSB have caused this certification notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  April 15, 1998
                              -------------------------------------------------
                              John W. Wheeler

                              Executive Vice President, Bank of America, FSB

                              Executive Vice President, Bank of America, NT&SA